EZCORP RECEIVES ADDITIONAL NASDAQ DEFICIENCY NOTICE
AUSTIN, Texas (August 18, 2015) - On August 13, 2015, EZCORP, Inc. (NASDAQ: EZPW) received a written notice from The Nasdaq Stock Market stating that, due to the failure to timely file its Quarterly Report on Form 10-Q for the third quarter of fiscal 2015, the company does not comply with Nasdaq Listing Rule 5250(c)(1). This notice was expected and follows a similar notice relating to the company’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2015.
As previously disclosed, the Nasdaq Staff has granted the company an exception to the application of Rule 5250(c)(1) until November 9, 2015, subject to the condition that the company must file all delinquent SEC reports on or before that date. The company currently believes that it will be able to regain compliance within the timeframe allowed by the exception.
About EZCORP
EZCORP is a leading provider of pawn loans in the United States and Mexico and consumer loans in Mexico. At our pawn stores, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.
Forward-Looking Statements
This announcement contains a forward-looking statement regarding the company’s ability to regain compliance with the Nasdaq Listing Rules. This statement is based on the company’s current expectations as to the outcome and timing of future events.  Actual results may differ materially from those expressed or implied by the forward-looking statement due to a number of uncertainties and other factors, including the timing of the completion of the company’s review and analysis of accounting issues in its Grupo Finmart loan portfolio.  For a discussion of this and other factors affecting the company’s business and prospects, see the company’s annual, quarterly and other reports filed with the Securities and Exchange Commission.  The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Contact
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-3400
Investor_Relations@ezcorp.com